Exhibit 10.4

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 29 day of December, 2022, by and between Gamer Pakistan, Inc., a Delaware corporation (the "Company"), and Face Rebel, LLC, a California limited liability company (the "Consultant").

RECITALS

WHEREAS, the Company desires to obtain certain services of, and obtain certain restrictive covenants from, the Consultant, as described below; and

WHEREAS, the Consultant and the Company desire to embody in this Agreement the terms, conditions and consideration of the Consultant's engagement by the Company, which terms, conditions and consideration shall supersede all prior oral and written agreements, arrangements and understandings relating to the Consultant's services.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

1. ENGAGEMENT: The Company hereby agrees to engage the Consultant, and the Consultant does hereby accept its engagement with the Company to serve the Company, on a non-exclusive basis in the capacities, and subject to the terms and conditions, contained herein.

2. AT-WILL BASIS AND COMMENCEMENT DATE: The Agreement is and shall be on an at-will basis, which status may only be changed or modified pursuant to a fully executed written document signed by the Chief Executive Office of the Company. The consulting services to be provided by the Consultant to the Company pursuant to this Agreement shall commence on the first day that the shares of Company are publicly traded (the "Commencement Date").

3. DUTIES: The Consultant shall create and provide marketing materials (such as event graphics, web design, video production and editing, investor relations updates, illustrations and related research) as more fully set forth on Exhibit A hereto, which is incorporated herein by this reference, and in accordance with project schedules agreed to by the Consultant and the Company. The Consultant shall report directly to the Company's Chief Executive Officer.

4. CONSULTING FEE: The Company shall pay the Consultant, and the Consultant hereby agrees to accept as payment for all consulting services rendered hereunder (the "Consulting Fee"), an amount equal to $16,000.00 per month, which amount shall be transmitted by wire to Consultant no later than five (5) days after the last day of each month that

services are performed by Consultant. The Consultant shall provide detailed itemization of the hours worked and the services performed no later than the fifth day of the calendar month following the calendar month during which the services were performed.

5. INDEPENDENT CONTRACTOR STATUS: The Consultant will perform his obligations and duties under this Agreement solely as an independent contractor performing work for the Company, doing so in the manner determined by the Consultant, subject to applicable objectives set by the Company, and not as an agent or employee of, or joint-venturer with, the Company. Except as otherwise provided in Section 6, the Consultant shall not, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan maintained by the Company or its subsidiaries or affiliates for the benefit of their employees including, without limitation, (a) any pension or profit-sharing plans or (b) any plans providing medical, dental, disability or life insurance protection. The Consultant shall be solely responsible for the payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by the Company in connection with the Consultant's engagement. The Consultant hereby agrees to indemnify and hold the Company harmless against any liability, cost or expense incurred by the Company for failure to satisfy any payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by the Company in connection with this Agreement.

6. EXPENSES AND BENEFITS: Upon presentation of expense statements or vouchers and such other supporting information as the Company may reasonably request, and in accordance with such policies set forth by the Company for its executives, the Company shall, within 30 days of such presentation, pay or reimburse the Consultant for all reasonable travel, lodging and other expenses incurred by the Consultant in connection with the performance of his services under this Agreement, provided, however, that the Consultant must obtain prior written approval from the Company with respect to all individual expenditures exceeding two thousand dollars ($2,000).

7. TERMINATION: This Agreement and the engagement of the Consultant hereunder shall terminate on the first to occur of the following events or conditions:

(a) The Consultant's death or total and permanent disability.

(b) The Company's providing 10 days' prior written notice to the Consultant of its termination of the Consultant's engagement with the Company.

(d) The Consultant's providing 10 days' prior written notice to the Company of the Consultant's termination of the Consultant's engagement with the Company.

Notwithstanding the foregoing, the Company may terminate the Consultant's engagement under this Agreement immediately upon providing written notice if such termination shall be for "Cause." "Cause" shall mean (a) the Consultant's failure to perform the duties and responsibilities set forth in Section 3(a) above; (b) a breach of the terms of this Agreement by the Consultant; or (c) the commission of any of the following by the Consultant, which action adversely affects the business or affairs of the Company: dishonesty, the commission of any act

of fraud or embezzlement, any unauthorized use or disclosure of the Company's confidential information, or any wrongdoing involving the Company.

8. RESTRICTIVE COVENANTS:

(a) CONFIDENTIALITY: Consultant shall not, unless written permission is granted by the General Counsel of the Company, disclose to or communicate in any manner with the press or any other media about his services to the Company, the terms of this Agreement, the Company's businesses or affairs, the Company's officers, directors, employees and/or consultants, or any matter related to any of the foregoing.

Consultant will maintain as secret and confidential any and all information pertaining to the Company of whatsoever kind or nature and howsoever obtained by the Consultant relating to any aspect of the Company's businesses or operations (including without limitation information protected by the Company's attorney/client work product, or tax advisor/audit privileges; tax matters and information; financial analysis, budgets and models; the Company's financial statements, earnings, investor presentations and financial guidance; the Company's policies and procedures; the Company's strategic plans; current or potential products; compensation, benefit or similar plans or arrangements for the Company's employees or directors; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of Customers; the Company's present or former stakeholders; lists of or other matters regarding suppliers, service providers, agents, investment advisors, representatives, or other vendors; information regarding Customers or their businesses, earnings, operations or finances; condition, performance or any other matter related to the Company's assets; contractual arrangements with Customers; requirements for systems, programs, machines, or their equipment; information regarding the Company's finances, including bank accounts, credit agreement or financial projections information; information regarding the Company's present or former employees, directors or officers or their personal affairs) ("Confidential Information").

Confidential Information shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Consultant in violation of this Agreement, (B) was available to Consultant on a non-confidential basis prior to the date hereof, or (C) is compelled or required to be disclosed by any law, regulation or order of a court or governmental agency, provided that prior written notice is given to the Company and Consultant cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. Consultant recognizes that all such Confidential Information is the sole and exclusive property of the Company and that disclosure of Confidential Information would cause damage to the Company. Consultant shall not disclose, directly or indirectly, any Confidential Information obtained during his services to the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Consultant or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information. "Customers" as used herein shall mean all present, past, future, prospective or potential clients and customers of the Company, including without limitation all of the Company's present, past, future, prospective or potential tenants,

lessees, managers, operators, borrowers, financial partners, business partners, joint venture partners and their respective affiliates. The restrictions in this paragraph on the disclosure of Confidential Information shall not apply to the extent reasonably required in order for Consultant to perform his duties as described herein provided that such party to whom the disclosure of Confidential Information is to be made has executed a confidentiality agreement in a form acceptable to the General Counsel of the Company.

In the event of litigation between the parties hereto or otherwise that may require the filing and/or lodging of any Confidential information in any Court or arbitration or similar forum, Consultant, and its agents, representatives, attorneys, family members and assigns, further agree that (i) they shall provide advance written notice (at least ten (10) calendar days except in cases of *ex parte* filing or lodging, in which case such notice shall be provided as soon as reasonably possible) prior to filing or lodging Confidential Information, and (ii) such Confidential Information shall be filed and/or lodged either under seal or pursuant to a protective order that maintains the confidential nature thereof.

(b) NONCOMPETITION, NONSOLICITATION, NONINTERFERENCE: Consultant shall not during its service with the Company and during the six-month period after the termination of Consultant's services with the Company for any reason (the "Restricted Period"), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States:

(i) hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed by the Company, or causing or attempting to cause any third party to do any of the foregoing; nothing in this Section 8(b)(i) shall, however, restrict Consultant from general employment advertising on a broad basis not targeted at or designed for any such Consultant;

(ii) causing or attempting to cause any person employed at any time during the Restricted Period by the Company to terminate his or her relationship with the Company; or

(iii) soliciting, enticing away, or endeavoring to entice away from the Company, or otherwise interfering with the relationship between the Company and any employee, Customer, vendor, supplier or other similar business relation, who at any time during the Restricted Period, to the Consultant's knowledge, maintained a material business relationship with the Company or with whom the Company is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship at the time of the Consultant's termination of service with the Company.

(c) RESTRICTED INFORMATION: Consultant shall not disclose to the Company, or seek to induce the Company to use, confidential or privileged information belonging solely to others and obtained by Consultant while employed or engaged by anyone other than the Company (the "Restricted Information"); provided that in no event shall Restricted Information include information of any kind or nature that the Company acquired from any other source or is entitled to access by law or under the terms of a contract. Consultant covenants not to, and understands that it is not expected to, utilize in the course of its engagement under this

Agreement, any Restricted Information. Consultant will not bring onto Company property, or utilize in the Term any physical property belonging to any former employer or recipient of services of the Consultant. Consultant will both (i) properly inform the Company if any work expected of Consultant at the Company would result in the utilization by the Company or Consultant of Restricted Information, and (ii) decline to perform any such work.

(d) NEW ENGAGEMENT: During the Restricted Period, Consultant shall provide the terms and conditions of this Section 8 to any prospective new employer or recipient of services or new employer or recipient of services and shall permit the Company to contact any such company, entity or individual to confirm Consultant's compliance with this Section 8 and shall provide the Company with such information as it reasonably requests to allow such inquiry.

(e) REASONABLENESS OF RESTRICTIVE COVENANTS: Consultant acknowledges that the covenants contained in this Section 8 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers. The Company has, and the Consultant has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Consultant acknowledges that its observance of the covenants contained herein will not deprive Consultant of the ability to earn a livelihood or to support his dependents.

(f) RIGHT TO INJUNCTION: In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 8, Consultant and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Consultant were to breach any of his obligations hereunder. Consultant acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, Consultant agrees that if it breaches any of the provisions of Section 8, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 8, and Consultant hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

(g) RETURN OF PROPERTY AND INFORMATION: After termination of the engagement, the Consultant shall return to the Company all Company property and proprietary information of the Company.

(h) SURVIVAL: The provisions of this Section 8 shall survive the termination of this Agreement, as applicable.

In accordance with the 2016 Defend Trade Secrets Act, it shall not be a breach of this Agreement, and Consultant shall not be held civilly liable under any federal or state trade secret law, for the disclosure of a trade secret if the disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or

other document filed in a lawsuit or other proceeding if such filing is made under seal. Similarly, an individual who files a lawsuit for retaliation for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (i) files any document containing the trade secret under seal; and (ii) does not otherwise disclose the trade secret, except pursuant to court order.

9. CONSULTANT REPRESENTATIONS: (a) Consultant represents that neither the execution and delivery of this Agreement, nor the performance of this Agreement in accordance with its terms and conditions by the Consultant, (i) requires the approval or consent of any governmental body or of any other person, or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Consultant. Without limiting the generality of the foregoing, the Consultant is not a party to any non-competition, non-solicitation, no hire or similar agreement that restricts in any way the Consultant's ability to perform the consulting services provided hereunder, engage in any business, or solicit or hire the employees of any person.

(b) In the event the Consultant becomes aware of any restriction or limitation on its ability to provide the consulting services contemplated under this Agreement, it shall immediately notify the Company of such restriction or limitation and provide the Company with any supporting information relevant to the restriction or limitation.

(c) The representations and warranties of the Consultant contained in this Section 9 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

10. SUCCESSORSHIP AND COMPANY: This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including any corporate successor by merger or consolidation. As used in this Agreement, including, without limitation, Section 8, the term "Company" shall include such successors or assigns, and any subsidiary or affiliate of the Company. The services to be provided by the Consultant under this Agreement are personal to Company and shall not be assignable by the Consultant without the prior written consent of the Company.

11. ENTIRE AGREEMENT: This Agreement contains the entire Agreement of the parties relating to and supersedes all prior oral or written agreements relating to the consulting subject matter hereof, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

12. NOTICE: Any notice or request required or permitted under this Agreement shall be in writing and given or made by email, by postage paid, registered or certified mail, return receipt requested, or by overnight courier, with confirmation of receipt and prepaid, addressed to the Company or the Consultant at its then principal place of business, or the Consultant at his address last given to the Company, or to any party hereto at such other

13. APPLICABLE LAWS: This Agreement shall be construed and enforced in accordance with the laws of the State of California.

14. SECURITIES WARNING: Consultant acknowledges that it is aware that federal and many state securities laws prohibit any person who has received from an issuer material, non-public information, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. During the Term, Consultant agrees to comply with the Company's Amended and Restated Securities Trading Policy.

IN WITNESS WHEREOF, the Company and the Consultant have each caused this Agreement to be executed as of the day and year first written above.

GAMER PAKISTAN, INC.

By: ______________________________

Its: ______________________________

FACE REBEL, LLC

By: [signature]

Its: CEO

EXHIBIT A

WORK STATEMENT

Description of Services

FACE REBEL LLC., to provide support & marketing materials to promote GAMER PAKISTAN, INC. The services that FACE REBEL, LLC., will provide will be divided into three distinct categories:

A. GAMER PAKISTAN, INC., Company development & out-reach
B. GAMER PAKISTAN, INC., Pre-Esport Tournaments
C. GAMER PAKISTAN, INC., Post-Esport Tournaments

A. GAMER PAKISTAN, INC., Company development and out-reach

Services to be provided include:

- Create and maintain a flexible database of US and Pakistan employees, consultants and venders.
- Continue working relationship with IP attorney to follow-up on company name and logo registrations.
- Create and submit proper documents to IP attorney for upcoming logo variations.
- Create and host user library of logos and graphics
- Create an internal file-sharing platform that will allow invited guests to access logos, graphics & video content for approved social media out-reach.
- Create Identity Brand Book to include all the elements of the brand GAMER PAKISTAN, INC., to assure consistency across the brand.
- Continue working relationship with Web Developer and provide the necessary information, updates, new schedules, photos & videos that will enhance an ever-changing and powerful website.
- Provide investors with news, updated schedules and general pertinent information in the form a monthly newsletter in PDF format.

B. GAMER PAKISTAN, INC., Pre-Esport Tournaments

Services to be provided include:

- Create documents for esports tournament proposals to submit to Universities.
- Create interactive flow-charts from stage A to final team matches.
- Create personalized letters to distinguished faculty members of participating Universities.
- Maintain a systymatic log of all upcoming Esports Tournaments/Alert system to notify any date or venue changes.
- Coordinate with Universities to devise an effective advertising campaign to reach students.
- Create Social Media Advertisements/Graphics for individual tournaments.
- Create artwork and graphics for each individual tournament:
    1. Banner Graphics
    2. Poster Graphics
    3. Promotional Merchandise (examples):
        A. Hats
        B. T-shirts
        C. Keychains
- Coorinate with creative team in Pakistan to recieve the proper video format for post-production in the US.

EXHIBIT A

WORK STATEMENT (continued)

Description of Services

C. GAMER PAKISTAN, INC., Post-Esport Tournaments

Services to be provided include:

- Recieve and archive raw video footage from each Esports tournament.
- Color-correct raw video footage for future projects.
- Compile all pertinent information and write script for approved projects
- Edit video footage for approved projects.
  1. Create motion graphics/overlays
  2. Record and create sound design
  3. Record new soundtrack music
  4 Record voice-over dialog
  5. Save in program format that project can revised/updated.
  6. Deliver final project in format best suited for user outlet.
- Produce and create final video presentations for:
  1. Social Media
  2. GAMER PAKISTAN, INC., official Website
  3. Individual Universities
  4. News outlets
- Produce & create professional "Highlights Reel" to help promote GAMER PAKISTAN, INC., to prospective broadcast networks & television stations.
- Maintain a systematic log of all projects:
  1. In progress
  2. Completed
  3. Future revisions
- Computer back-up of all data, create library of all back-up files.

FACE REBEL, INC., will coordinate with management of GAMER PAKISTAN, INC., on an ongoing basis to fulfill the ever-changing needs of the company and deliver finished projects in a timely manor to promote GAMER PAKISTAN, INC.